Exhibit (a)(1)(A)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER LETTER
TO CERTAIN HOLDERS OF
ON TRACK INNOVATIONS LTD.
ORDINARY SHARE OPTIONS

April 11, 2006

In compliance with Rule 13e-4 under the Securities and Exchange Act of 1934, as amended (the “34 Act”), the Board of Directors of On Track Innovations Ltd. (the “Company”), is making an offer (the “Offer”) to each of the Company’s and the Company’s subsidiaries’ employees, and the Company’s directors and office holders (the term “office holder” includes a director, the chief executive officer, the chief business manager, a vice president and any officer that reports directly to the chief executive officer, but for purposes of the Offer excludes “External Directors,” as such term is defined in the Israeli Companies Law of 1999) (each a “Holder”) who hold outstanding options to purchase an aggregate of 4,485,017 ordinary shares nominal value NIS 0.1 per share, of the Company (“Ordinary Shares”) (the “Options”), which were issued by the Company pursuant to the terms of the Company’s 2001 Share Option Plan or the Company’s 1995 Share Option Plan, which was superseded by the 2001 Share Option Plan, as amended (collectively, the “Share Option Plan”), as of April 11, 2006 (the “Offer Date”), to exercise all of his or her outstanding Options into such number of Ordinary Shares (each a “Share” and together, the “Shares”) based on the Black-Scholes pricing model according to the following principles (the “Alternative Option Exercise Mechanism”):

—	Each Option tendered shall be exercised without a cash payment into such number of Shares, the number of which is equal to a fraction, the numerator of which is the economic value of the Option on March 21, 2006, the date the Offer was approved by the Company’s shareholders, (based on the Black-Scholes model) and the denominator is the closing market price of the Shares on NASDAQ on such date.

The Company will use the Black-Scholes valuation model, which is intended for use in estimating the fair value of options, to determine the value of the Options. Option valuation models, such as Black-Scholes, require the input of subjective assumptions, including the expected stock price volatility and the expected life of the options before exercise, which greatly effect the calculated fair value. The Company has engaged an economic consulting firm to determine the value of the Options pursuant to the Black-Scholes model.

For example, if an employee holds options, the Black-Scholes value of which is $3,008, and the closing price per share on NASDAQ on March 21, 2006 was $15.04, the Holder, upon tender of such options under the terms of the Offer, would receive 200 Shares ($3,008 divided by $15.04).

Please note the foregoing is only an illustrative example. For details regarding the specific number of Shares a Holder would receive, Holders should contact the Company directly as provided below.

—	Each Holder who holds Options that are vested in accordance with the original terms of the applicable outstanding Option agreement between the Company and the Holder (“Vested Options”), as of the Offer Date, may, pursuant to the Alternative Option Exercise Mechanism, in accordance with the Offer, exercise Vested Options into Shares (“Vested Option Shares”), provided, however, that such Holder will be required to enter into a thirty-three (33) month lock-up arrangement (the “Vested Option Lock Up Agreement”) with respect to 82.5% of the Vested Option Shares with 7.5% of the Vested Option Shares to be released from the lock-up at the end of each calendar quarter commencing with the first quarter ending after the Offer Date.

—	Each Holder who holds Options that are not vested in accordance with the original terms of the applicable Option agreement between the Company and the Holder (“Non-Vested Options”), as of the Offer Date, may, pursuant to the Alternative Option Exercise Mechanism, in accordance with the Offer, exercise Non-Vested Options into Shares (“Non-Vested Option Shares”); provided, however, that such Holder will be required to enter into a lock-up arrangement (the “Non-Vested Option Lock-Up Agreement”) wherein the Non-Vested Option Shares shall be restricted or locked-up in accordance with the vesting period, as provided for in the original terms of the Option agreement, provided, however, that if the vesting of the Non-Vested Options is subject to the Holder’s continued employment or relationship with the Company or the general terms of the Non-Vested Options expire as a result of termination of the Holder’s employment for cause, or due to the Holder’s death or disability (“Non-Vested Option Termination Provisions”), such Non-Vested Option Termination Provisions shall not apply to the Non-Vested Option Shares issued pursuant to the Offer.

—	Each Holder will be required to sign an irrevocable proxy (the “Irrevocable Proxy”) pursuant to which the voting rights associated with the Shares shall be granted to the Company’s Chairman on behalf of the Board of Directors, or to whom the Company’s Board of Directors will instruct, until the sale or transfer of the Shares to an unaffiliated third party.

—	Each Holder shall have a period of 20 business days from the Offer Date to accept the Offer to exercise all, and not less than all, of his or her outstanding Options (whether Vested Options or Non-Vested Options) pursuant to the Alternative Option Exercise Mechanism. The Offer shall terminate on May 9, 2006 at 12:00 p.m., Israeli time. In the event the Holder does not accept the Offer to exercise Options pursuant to the Alternative Option Exercise Mechanism, the original terms of the Option agreement and the Share Option Plan shall resume and continue to apply.

The commencement date of this Offer is the Offer Date. We are making this Offer upon the terms and subject to the conditions described in this Offer and in the related Letter of Transmittal included with this Offer. You are not required to accept this Offer.

Ordinary Shares of the Company are quoted on the NASDAQ Nation Market under the symbol “OTIV.” On March 21, 2006, the closing price of the Company’s Ordinary Shares as reported by the NASDAQ National Market was $15.04 per Share. We recommend that you obtain current market quotations for the Company’s Ordinary Shares before deciding whether to exercise Options pursuant to the Alternative Option Exercise Mechanism.

The Board of Directors of the Company approved the Alternative Option Exercise Mechanism on February 12, 2006. Further, the shareholders of the Company approved the Alternative Option Exercise Mechanism at an extraordinary meeting of the shareholders on March 21, 2006.

A detailed discussion of the Offer is contained in this Offer Letter.

IMPORTANT

Any Holder of Options desiring to exercise all, and not less than all, of his or her outstanding Options pursuant to the Alternative Option Exercise Mechanism should complete and sign the Letter of Transmittal or a photocopy thereof in accordance with the instructions in the Letter of Transmittal as well as an executed Vested Option Lock-Up Agreement and an executed Non-Vested Option Lock-Up Agreement, to the extent applicable, and an Irrevocable Proxy, mail or deliver them, and any other required documents, to the Company along with the Letter of Transmittal.

NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION TO ANY HOLDER OF AN OPTION AS TO WHETHER TO EXERCISE ALL OF THE HOLDER’S OPTIONS PURSUANT TO THE ALTERNATIVE OPTION EXERCISE MECHANISM. EACH HOLDER OF AN OPTION MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO EXERCISE ALL OF THE HOLDER’S OPTIONS.

Please direct any questions or requests for assistance, or for additional copies of this Offer, Letter of Transmittal or other materials, in writing, to Mr. Guy Shafran, Chief Financial Officer, at On Track Innovations Ltd., Z.H.R. Industrial Zone, P.O. Box 32, Rosh Pina, Israel 12000, at Facsimile Number (011) 972-4-693-8887.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER HOLDERS SHOULD EXERCISE ALL OF THEIR OPTIONS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

SUMMARY

This general summary is provided solely for the convenience of Holders of Options and is qualified in its entirety by reference to the full text of and the more specific details contained in this Offer, the related Letter of Transmittal and any amendments hereto and thereto. Capitalized terms used in this summary without definition shall have the meaning ascribed to such terms in this Offer.

The Company	On Track Innovations Ltd., an Israeli company, with principal executive offices at Z.H.R. Industrial Zone, P.O. Box 32, Rosh-Pina, Israel, 12000.

The Options	The Options were issued pursuant to the terms of the Company's 2001 Share Option Plan or the Company's 1995 Share Option Plan, which was superseded by the 2001 Share Option Plan, as amended. The Options are exercisable pursuant to the terms of each Option agreement between the Company and the Holder. The Company will accept for exercise pursuant to the terms of the Alternative Option Exercise Mechanism outstanding Options validly tendered by Holders in accordance with the terms of the Offer.

Holders	Each of the Company's and the Company's subsidiaries' employees, and the Company's directors and office holders excluding "External Directors."

Alternative Option Exercise Mechanism	Each Holder who holds Options as of the Offer Date, may, pursuant to the terms of the Offer, exercise the Options, without a cash payment, into such number of Shares, the number of which is equal to a fraction, the numerator of which is the economic value of the Option on March 21, 2006, the date the Offer was approved by the Company's shareholders (based on the Black-Scholes model) and the denominator is the adjusted closing market price of the Shares on NASDAQ at such date, subject to the other conditions of the Offer.

Exercise Date of Offer	May 9, 2006 at 12:00 p.m., Israeli time (the "Exercise Date"), unless extended by the Company.

How to Exercise Options	See Section 2. For further information, please contact Mr. Guy Shafran, Chief Financial Officer, On Track Innovations Ltd., Z.H.R. Industrial Zone, P.O. Box 32, Rosh Pina, Israel 12000, in writing, at Facsimile Number (011) 972-4-693-8887.

Rescission Rights	The exercise of Options pursuant to the Alternative Option Exercise Mechanism may be rescinded at any time until the Exercise Date of the Offer. See Section 4.

Purpose of the Offer	The purpose of the Offer is to reduce the number of Options outstanding and to provide greater certainty to investors and potential investors regarding the number of Ordinary Shares outstanding.

Market Price of the Options	The Company's Ordinary Shares are listed on the NASDAQ National Market under the symbol "OTIV." THE EXISTING OPTIONS ARE NOT LISTED FOR TRADING AND NO MARKET EXISTS FOR SAID OPTIONS.

Termination of Employment or Relationship with the Company	Holders whose employment or relationship with the Company terminates for any reason, or Holders who receive or submit a notice of termination before the Offer expires, will no longer be eligible to participate in the Offer and the Company will not accept such Holder's Options for exercise pursuant to the Alternative Option Exercise Mechanism. The general terms of the Option will continue to apply.

Further Information	Please direct any questions or requests for assistance, or for additional copies of this Offer Letter or Letter of Transmittal, or other materials, in writing, to Mr. Guy Shafran, Chief Financial Officer, On Track Innovations Ltd., Z.H.R. Industrial Zone, P.O. Box 32, Rosh Pina, Israel 12000, at Facsimile Number (011) 972-4-693-8887.

INTRODUCTION

The Board of Directors of On Track Innovations Ltd. and the shareholders of the Company have approved the exercise of Options pursuant to the Alternative Option Exercise Mechanism for a limited period of time, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the “Offer”).

This Offer will commence as of the Offer Date and terminate on the Exercise Date. ON THE EXERCISE DATE OF THE OFFER, THE TERMS AND CONDITIONS OF THE OPTIONS WILL BE RESTORED TO THEIR CURRENT TERMS AND CONDITIONS, AND THE OFFER WILL NO LONGER BE AVAILABLE TO BE ACCEPTED.

As of March 21, 2006, the date the Offer was approved by the Company’s shareholders, the Company had outstanding Options to acquire an aggregate of 4,485,017 Ordinary Shares that were issued pursuant to the Share Option Plan, which are subject to the Offer.

The Company’s Ordinary Shares are listed on the NASDAQ National Market under the symbol “OTIV.” THE OPTIONS ARE NOT LISTED FOR TRADING AND NO MARKET EXISTS FOR SAID OPTIONS.

THE OFFER

Material Risks of Participating In the Offer

Participation in this Offer involves a number of potential risks. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisor as necessary before deciding whether or not to participate in this Offer. In addition, we strongly encourage you to read this Offer in its entirety and review the documents referred to in Sections 7, 14 and 15.

1.	HOLDERS, NUMBER OF SHARES, OFFER TERMINATION DATE

Subject to the terms and conditions of the Offer, the Company is seeking the exercise of Options pursuant to the Alternative Option Exercise Mechanism.

A.	Holders

“Holders” are employees of the Company or of the Company’s subsidiary, or directors or office holders (the term “office holder” includes a director, the chief executive officer, the chief business manager, a vice president and any officer that reports directly to the chief executive officer, but for purposes of the Offer excludes “External Directors,” as such term is defined in the Israeli Companies Law of 1999) who hold outstanding Options to purchase Ordinary Shares of the Company, which were issued by the Company pursuant to the terms of the Company’s 2001 Share Option Plan or the Company’s 1995 Share Option Plan, which was superseded by the 2001 Share Option Plan, as amended, as of the Offer Date.

B.	Number of Shares

Holders who elect to exercise Options pursuant to the Alternative Option Exercise Mechanism will receive Ordinary Shares, the number of which is equal to a fraction, the numerator of which is the economic value of the Option on March 21, 2006, the date the Offer was approved by the Company’s shareholders, (based on the Black-Scholes model) and the denominator is the closing market price of the Shares on NASDAQ on such date.

The Company will use the Black-Scholes valuation model, which is intended for use in estimating the fair value of options, to determine the value of the Options. Option valuation models, such as Black-Scholes, require the input of subjective assumptions, including the expected stock price volatility and the expected life of the options before exercise, which greatly effect the calculated fair value. The Company has engaged an economic consulting firm to determine the value of the Options pursuant to the Black-Scholes model.

For example, if an employee holds options, the Black-Scholes value of which is $3,008 and the closing price per share on NASDAQ on March 21, 2006 was $15.04, the Holder, upon tender of such options under the terms of the Offer, would receive 200 Shares ($3,008 divided by $15.04).

Please note the foregoing is only an illustrative example. For details regarding the specific number of Shares a Holder would receive, Holders should contact the Company directly as provided above.

C.	Period of Offer

The Offer will only be open for a period beginning on the Offer Date and ending on the Exercise Date at which point Options tendered will be deemed exercised. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to Holders of the Options who have not exercised any Options. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Options previously exercised pursuant to the Alternative Option Exercise Mechanism will be deemed exercised as of the original Exercise Date.

2.	PURPOSE OF THE OFFER

The purpose of the Offer is to reduce the number of Options outstanding and to provide greater certainty to investors and potential investors regarding the number of Ordinary Shares outstanding.

NEITHER THE COMPANY, NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION TO ANY HOLDER OF AN OPTION AS TO WHETHER TO EXERCISE ALL OF THEIR OPTIONS PURSUANT TO THE ALTERNATIVE OPTION EXERCISE MECHANISM. EACH HOLDER OF AN OPTION MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO EXERCISE ALL OF THEIR OPTIONS.

3.	PROCEDURE FOR EXERCISING OPTIONS PURSUANT TO THE ALTERNATIVE OPTION EXERCISE MECHANISM

A.	Proper Exercise of Options

If you are a Holder on the date that you choose to exercise Options, you may exercise Options at any time before the Exercise Date at which point Options tendered will be deemed exercised. If the Offer is extended beyond the Exercise Date, Holders may exercise Options at any time until the extended exercise date of the Offer has expired, if you remain a Holder on the date you choose to exercise Options.

To validly exercise all outstanding Options pursuant to the Offer, Holders must properly complete and duly execute a Letter of Transmittal or a photocopy thereof in accordance with the instructions in the Letter of Transmittal as well as an executed Vested Option Lock-Up Agreement and an executed Non-Vested Option Lock-Up Agreement, to the extent applicable, and an Irrevocable Proxy, mail or deliver them, and any other required documents, to the Company along with the Letter of Transmittal. so that they are received by the Company at its address set forth below prior to the Exercise Date.

The method of delivery of all required documents is at the option and risk of the Holder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

B.	Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance of any Options exercised will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all Options exercised that it determines are not in proper form or reject Options exercised that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any Options exercised. Neither the Company nor any other person is or will be obligated to give notice of any defect or irregularity in the way in which the Options have been exercised, nor shall any of them, in any circumstance, incur any liability for failure to give any such notice.

The exercise of Options pursuant to the procedure described above will constitute a binding agreement between the Holder and the Company upon the terms and subject to the conditions of the Offer.

C.	The Company’s Acceptance Constitutes an Agreement

If you are not notified of a rejection of Options exercised pursuant to the Alternative Option Exercise Mechanism, and the Options are not validly rescinded, you may assume that your properly executed and delivered Letter of Transmittal has been accepted. As soon as practicable, after the Company accepts the Options exercised, the Company will send each Holder who accepted the Offer, the appropriate number of Ordinary Shares pursuant to the Alternative Option Exercise Mechanism. Holders who exercise Options according to the procedures described above, will have accepted the Offer. The Company’s acceptance of Options exercised in accordance with procedures described above, will form a binding agreement between the Holder and the Company on the terms and subject to the conditions of this Offer.

Subject to the Company’s rights to extend, terminate, postpone and/or amend the Offer or to reject Options exercised, the Company currently expects that it will accept, as of the Exercise Date, all properly and timely exercised Options that have not been rescinded. Holders who exercise Options pursuant to the Alternative Option Exercise Mechanism will be required to enter into a Vested Option Lock-Up Agreement and a Non-Vested Option Lock-Up Agreement, to the extent applicable, and an Irrevocable Proxy, which are attached hereto.

4.	RESCISSION RIGHTS

Options exercised pursuant to the Alternative Option Exercise Mechanism in accordance with the terms of the Offer may be rescinded at any time prior to the Exercise Date. Thereafter, the exercise of such Options is irrevocable. If the Company extends the period of time during which the Offer is open or is delayed in accepting for exercise any Options for any reason, then, without prejudice to the Company’s rights under the Offer, such Options exercised may not be rescinded except as otherwise provided in this Section 4, subject to applicable law.

To be effective, a written notice of rescission must be timely received by the Company at the address below. Any notice of rescission must specify the Holder who exercised the Options and the desire of the Holder to rescind all of their Options (vested and unvested). In addition, such notice must specify the date the relevant Option agreement was entered into between the Holder and the Company as well as a short summary of the terms of said Option agreement. Rescission may not be cancelled, and Options that are rescinded will thereafter be deemed not validly exercised for purposes of the Offer. However, Options rescinded may be re-exercised by again following one of the procedures described in Section 3 at any time prior to the Exercise Date.

All questions as to the form and validity (including time of receipt) of any notice of rescission will be determined by the Company, in its sole discretion, which determination shall be final and binding. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of rescission or incur any liability for failure to give any such notification.

5.	ACCEPTANCE OF OPTIONS EXERCISED PURSUANT TO THE ALTERNATIVE OPTION EXERCISE MECHANISM AND ISSUANCE OF SHARES

Upon the terms and subject to the conditions of the Offer, from the Offer Date until the Exercise Date (or any extension of such date), the Company will accept validly exercised and not validly rescinded Options. Once the Company has accepted the Options exercised by a Holder, the Options exercised will be deemed such and the Holder will no longer have any rights under those Options. Thereafter, the Ordinary Shares of the Company to be issued upon exercise of such Options pursuant to the Alternative Option Exercise Mechanism will be delivered as promptly as practicable, assuming the Holder is still employed by the Company on the date the Ordinary Shares are issued. If the Offer is extended, then the issuance of the Ordinary Shares will also be extended.

If a Holder exercises Options under this Offer and such Holder’s employment or relationship with the Company terminates for any reason, or if such Holder receives or submits a notice of termination, before the Offer expires, such Holder will no longer be eligible to participate in the Offer, and the Company will not accept Options exercised by such Holder. In that case, generally you may exercise existing Options in accordance with their terms.

If, for any reason, you are no longer a Holder on the grant date of the Shares, you will not receive any Ordinary Shares or any other consideration in exchange for the Options exercised and you will not have any right to reclaim the Options you exercised.

If, for any reason, you are no longer a Holder following the grant date of the Shares, the terms of the Vested Lock-Up Agreement and the Non-Vested Lock-Up Agreement, as applicable, continue to apply.

In all cases, Options will only be accepted for exercise pursuant to the Alternative Option Exercise Mechanism in accordance with the Offer after timely receipt by the Company of a duly executed Letter of Transmittal or manually signed photocopy thereof, an executed Vested Option Lock-Up Agreement and an executed Non-Vested Option Lock-Up Agreement, to the extent applicable, and an Irrevocable Proxy, and any other required documents.

For purposes of the Offer, the Company will be deemed to have accepted Options validly exercised that are not rescinded, unless the Company gives written notice to the Option Holder of its rejection.

6.	PRICE RANGE OF COMMON STOCK

There is no established trading market for the Options. The securities underlying the Options are the Ordinary Shares of the Company, which are quoted on the NASDAQ National Market under the symbol “OTIV.” The following table shows, for the periods indicated, the high and low sale prices per share of the Company’s Ordinary Shares as quoted on the NASDAQ national Market:

	High	Low

Fiscal 2006
First Quarter	$13.19	$12.47
Fiscal 2005
Fourth Quarter	$13.75	$13.20
Third Quarter	12.95	12.70
Second Quarter	13.85	13.61
First Quarter	13.13	12.78
Fiscal 2004
Fourth Quarter	$13.37	$12.90
Third Quarter	9.45	8.81
Second Quarter	9.35	8.80
First Quarter	9.31	8.65

At the close of business on March 21, 2006, there were 12,822,700 Ordinary Shares of the Company outstanding. On March 21, 2006, the closing price for the Ordinary Shares of the Company as reported on NASDAQ National Market was $15.04 per share. The Company recommends that Holders obtain current market quotations for the Company’s Ordinary Shares, among other factors, before deciding whether or not to exercise their Options.

7.	INFORMATION CONCERNING THE COMPANY; FINANCIAL INFORMATION

A.	Information Concerning On Track Innovations Ltd.

The Company designs, develops and sells contactless microprocessor-based smart card products. A smart card is traditionally a credit card-sized plastic card containing a semiconductor chip. The type of semiconductor chip determines the amount of information that the card can store and the number and complexity of applications that can be provided by the card, or how “smart” the card is. The Company’s products support smart cards that contain microprocessor chips which run multiple applications, can be reprogrammed and support high levels of security. A smart card system consists of smart cards, readers that transmit and receive data from the smart card and computers that process data received from the readers.

Except as described herein, there are no present plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation; involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company’s corporate structure or business; (g) changes in the Company’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of equity security of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the 34 Act; or (j) the suspension of the issuer’s obligation to file reports pursuant to Section 15(d) of the 34 Act. The exercise of the Warrants resulting from the temporary reduction of the exercise price would trigger the acquisition by such exercising holders of additional shares of the Ordinary Shares of the Company.

NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION TO ANY HOLDER OF OPTIONS AS TO WHETHER TO EXERCISE ALL OF THEIR OPTIONS.  EACH HOLDER OF OPTIONS MUST MAKE HIS HER OWN DECISION AS TO WHETHER TO EXERCISE THEIR OPTIONS.

B.	Financial Information

Incorporated by reference are the Company’s financial statements for the fiscal year ended December 31, 2005 that were furnished in the Company’s Report of Foreign Private Issuer on Form 6-K, dated March 31, 2006. The full text of the Report of Foreign Issuer on Form 6-K, dated March 31, 2006 as well as the other documents the Company has filed with the U.S. Securities and Exchange Commission (“SEC”) prior to, or will file with the SEC subsequent to, the filing of this Tender Offer Statement on Schedule TO can be accessed electronically on the SEC’s website at www.sec.gov.

8.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING OPTIONS

As of the close of business on March 21, 2006, our executive officers and directors (eight persons) as a group held options unexercised and outstanding under the Share Option Plan to purchase a total of 2,137,524 of Ordinary Shares, which represent approximately 12.2% of the Ordinary Shares of the Company on a fully diluted basis subject to all options outstanding under the Stock Option Plan as of that date. It is important to note, however, that External Directors are not considered Holders for purposes of the Offer and, therefore, may not participate in the Offer.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of Options outstanding as of the close of business on March 21, 2006 issued under the Stock Option Plan. The percentages in the table below are based on the total number of outstanding options to purchase Ordinary Shares under the Stock Option Plan, which was 4,758,717 as of the close of business on March 21, 2006.

Name	Position	Number of Ordinary Shares Underlying Stock Options	Percentage of Total Outstanding Stock Options

Oded Bashan	Chairman of the Board of Directors,
	President and
	Chief Executive Officer	1,061,250	22.3%
Ronnie Gilboa	Director and
	Vice President of Projects	231,500	4.9%
Ohad Bashan	Director and Chief Marketing Officer	494,707	10.4%
Guy Shafran	Chief Financial Officer	97,067	2.1%
Eli Akavia	Independent Director	65,000	1.4%
Professor Liora Katzenstein	External Director	69,500	1.5%
Eliezer Manor	External Director	78,500	1.7%
Shlomo Toussia-Cohen	External Director	40,000	0.8%
Total		2,137,524	44.9%

Neither the Company nor, to the best of the Company’s knowledge, any of the Company’s executive officers or directors, nor any affiliates of the Company, were engaged in transactions involving options to purchase Ordinary Shares or purchases under the Stock Option Plan, or in transactions involving Ordinary Shares during the past 60 days before and including the Offer Date.

9.	ACCOUNTING CONSEQUENCES OF THE OFFER

The Company is required to apply Statement of Financial Accounting Standards “Share-Based Payment” (“SFAS 123(R)”) as of the first annual reporting period that begins after June 15, 2005. SFAS No. 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The Company has adopted SFAS No. 123(R) using the “modified prospective” method.

In accordance with SFAS No. 123(R), the Company considers the Offer as short-term inducement. A short-term inducement shall be accounted for as a modification of the terms of only the awards of employees who accept the inducement. A modification of the terms or conditions of an equity award shall be treated as an exchange of the original award for a new award.  In substance, the Company repurchases the original instruments – options, by issuing new instruments — shares.  The effects of the modification shall be measured as follows:

—	Incremental compensation cost shall be measured as the excess, if any, of the fair value of the modified award determined in accordance with the provisions of SFAS No. 123(R) over the fair value of the original award immediately before its terms are modified, measured based on the share price and other pertinent factors at that date.

—	Total recognized compensation cost for an equity award shall at least equal the fair value of the award at the grant date unless at the date of the modification the performance or service conditions of the original award are not expected to be satisfied. Thus, the total compensation cost measured at the date of a modification shall be (1) the portion of the grant-date fair value of the original award for which the requisite service is expected to be rendered (or has already been rendered) at that date plus (2) the incremental cost resulting from the modification.

Since the fair market value of the Company’s Ordinary Shares newly issued to each employee equals the fair value of the options repurchased from him/her (estimated using the Black-Scholes valuation model), no incremental compensation cost shall be recognized pursuant to this Offer.

The Company will use the Black-Scholes valuation model, which is intended for use in estimating the fair value of options, to determine the value of the Options. Option valuation models, such as Black-Scholes, require the input of subjective assumptions, including the expected stock price volatility and the expected life of the options before exercise, which greatly effect the calculated fair value. The Company has engaged an economic consulting firm to determine the value of the Options pursuant to the Black-Scholes model.

For example, if an employee holds options, the Black-Scholes value of which is $3,008, and the closing price per share on NASDAQ on March 21, 2006 was $15.04, the Holder, upon tender of such options under the terms of the Offer, would receive 200 Shares ($3,008 divided by $15.04).

Please note the foregoing is only an illustrative example. For details regarding the specific number of Shares a Holder would receive, Holders should contact the Company directly as provided in the Offer Letter.

10.	LEGAL MATTERS; REGULATORY APPROVALS

The Company is not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for completion of the Offer. The Company has received shareholder approval to conduct the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of exercised Options. The Company cannot assure Holders that it will be obtain the required approval or take any other required action. The Company’s failure to obtain any required approval or take any required action might result in harm to our business or delay in the Offer. The company’s obligation under the Offer is subject to conditions, including the conditions described in Section 6.

11.	MATERIAL U.S. AND ISRAELI TAX CONSEQUENCES

The following is a general summary of the material tax consequences of exercising the Options pursuant to the Alternative Option Exercise Mechanism. Before accepting the Offer, we recommend that you consult with your tax advisor to determine the federal, state, local and foreign tax consequences of electing to participate in the Offer. Actual tax liability or any penalties as a result of a failure to timely remit the proper amount of taxes will be the responsibility of the Holder.

A.	Material U.S. Tax Consequences

i	Consequences to Holders Who Do Not Accept the Offer.

The U.S. federal income tax consequences to a Holder who does not accept the Offer to exchange his or her options for Ordinary Shares of the Company are not settled. In the case of Holders who currently hold incentive stock options (“ISOs”), the Company believes that in most cases the Options will lose their status as ISOs and will be treated as nonqualified stock options (“NSOs”). ISO status may, however, be retained in the case of Options whose exercise price exceeds the fair market value of the Company’s Ordinary Shares during the period that the Offer is open.

Furthermore, Holders whose Options have an exercise price which is less than the fair market value of the Company’s Ordinary Shares at any time during the exchange period and who do not accept the Offer may be subject to adverse tax consequences under Section 409A of the U.S. Internal Revenue Code (“§ 409A”). Generally speaking, under § 409A tax penalties will be imposed on the holder of NSOs having an exercise price less than the fair market value of the underlying shares as of the time the options were created or later modified. The Company’s Offer may be treated as a modification of (a) existing NSOs and, (b) as discussed above, of ISOs that cause such ISOs both to be treated as NSOs and to be treated as modified at the time of the Offer. Under such an analysis, § 409A may be violated with respect to Options that have an exercise price less than current fair market value. In the case of a violation of § 409A, the Holder of an Option would be subject to taxation during 2006, or during such later year that the Option vests. The Holder would be subject to tax at such time at ordinary income rates on the value of his, her or its Options (even though they have not been exercised) plus a 20% penalty tax imposed on such value.

Holders are urged to consult their tax advisors concerning these and other possible tax consequences before deciding not to accept the Offer.

ii	Consequences to Holders Who Accept the Offer.

Generally speaking, a person who accepts the Offer will be subject to current taxation at ordinary income rates on the value of the ordinary shares that he or she receives in exchange for his or her Options. U.S. federal (and, in most cases, state) income tax withholding will apply, as well as federal social security (FICA) tax withholding. His or her tax basis in the shares received will equal the amount of income recognized. Any future gain or loss on the shares received will be treated as short-term or long-term capital gain or loss, depending on the holding period of such shares. (However, it is possible that the Holders of Ordinary Shares issued upon the acceptance of the Offer with respect to ISOs, with an exercise price in excess of the current fair market value of the Ordinary Shares of the Company, may be entitled to treat a portion of the Shares they receive as continuing to be subject to the ISO rules; such persons should consult their tax advisors regarding the tenability of such a position.)

The Company believes that holders who accept the Offer will not be subject to any adverse tax consequences under § 409A. However, there is no authority directly addressing the applicability of § 409A to an exchange offer of this sort, and Holders are urged to consult with their tax advisors in that regard, as well as concerning all other aspects of the tax treatment to them under U.S. federal, state and other applicable law of accepting or declining the Offer.

B.	Material Israeli Tax Consequences

i	Consequences to Holders Who Do Not Accept the Offer.

The Company believes that if a Holder elects not to accept the Offer, under Israeli law, no taxable event will be triggered and the Holders will be taxed only upon exercise of the Options. The income realized will be treated as labor income.

Nevertheless, Holders are urged to consult their tax advisors concerning these and other possible tax consequences before deciding not to accept the Offer.

ii	Tax Consequences to Holders Who Accept the Offer.

Generally speaking, acceptance of the Offer by a Holder involves the exchange of Options with Ordinary Shares, and could be considered a taxable event according to the Israeli Income Tax Ordinance (“ITO”). The Company believes that, without a ruling from the Israeli Tax Authorities (“ITA”) to the contrary, the ITA will deem such exchange a taxable event and the benefit derived from such exchange will be treated as labor income.

The Company has approached the ITA with regard to securing such a ruling, and if the Company is successful in obtaining such a ruling, a Holder who accepts the Offer may defer the taxable event to the date the Holder transfers or sells the Ordinary Shares issued pursuant to the Offer or receives said Ordinary Shares from the trustee (as set forth below), and the tax rate applied at that time will be the same as that applied to labor income.

Such a ruling, if obtained, will be subject to several limitations, however, both substantial and technical in nature, including a requirement that the Ordinary Shares issued pursuant to the terms of the Offer be held by a trustee. The Holders, the trustee and the Company may also be required to confirm in writing their compliance with the terms of the ruling.

Nevertheless, Holders are urged to consult their tax advisors concerning these and other possible tax consequences before deciding not to accept the Offer.

12.	EXTENSION OF OFFER; TERMINATION; AMENDMENTS

The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Options previously exercised will be deemed exercised as of the original Exercise Date. The Company also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not accept for exercise any Options not theretofore accepted by giving written notice of such termination to the Holders of the Options; and (ii) at any time or form time to time to amend the Offer in any respect. Upon such termination of the Offer, the original terms of the Option agreement will resume and continue to apply. Amendments to the Offer will be made by written notice thereof to the Holders. Material changes to information previously provided to Holders in this Offer or in documents furnished subsequent thereto will be disseminated to Holders. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. Federal securities laws. It is possible that such changes could involve an extension of the Offer of up to 10 additional business days.

If the Company materially changes the terms of the Offer or the information concerning the Offer, or it waives a material condition of the Offer, the Company will extend the Offer to the extent required under applicable law. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

13.	FEES AND EXPENSES

The Company will not pay any fees or commissions to any broker, dealer or other person asking Holders to exercise their Options in connection with this Offer.

14.	RISK FACTORS, FORWARD LOOKING STATEMENTS

In addition to those risks discussed in this Offer, information concerning risk factors included in the Company’s Annual Report on Form 20-F for year ended December 31, 2004 is incorporated by reference herein. Additional risks and uncertainties not presently know to the Company or that the Company currently deems immaterial also may impair our business options. If any risks occur, our business could be harmed. In that event, the trading price of our Ordinary Shares could decline.

15.	ADDITIONAL INFORMATION, MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer is a part. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that Holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer.

The Company will assess whether it is permitted to make the Offer in all jurisdictions. In the event that determines that it is not legally able to make the Offer in a particular jurisdiction, the Company reserves the right to withdraw the Offer in that particular jurisdiction and the Company will inform Holders of this decision. If the Company withdraws the Offer in a particular jurisdiction, the Offer will not be made to, or will amendments be accepted from or on behalf of the Holders residing in that jurisdiction.

The Board of Directors of the Company recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and Holders should consult with personal advisors if Holders have questions about their financial or tax situation. The information about this Offer from the Company is limited to this document.

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files and furnished reports and other information with the Commission. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer, or will file with the SEC in the future can be accessed electronically on the SEC’s website at www.sec.gov.

Sincerely, On Track Innovations Ltd. Z.H.R. Industrial Zone P.O. Box 32 Rosh-Pina, Israel, 12000 (011) 972-4-686-8000

Circular 230 Disclaimer: The tax law is very complex. The foregoing contains statements regarding general tax principles that may not be specific to your tax situation. This advice was not intended or written to be used by you or any other Holder for the purpose of avoiding tax penalties that might be imposed on you or such other Holder. The advice was written to encourage you to exercise Options pursuant to the Alternative Option Exercise Mechanism as described herein. You should seek advice based on your own particular circumstances from you independent tax advisor with respect to federal, state, local and foreign tax consequences of electing to participate in the Offer. This disclaimer is required by the Internal Revenue Service’s Circular 230.

LETTER OF TRANSMITTAL
TO EXERCISE OPTIONS
OF
ON TRACK INNOVATIONS LTD.
PURSUANT TO THE OFFER

April 11, 2006

THE OFFER AND RESCISSION RIGHTS EXPIRE
AT 12:00 P.M., ISRAELI TIME ON MAY 9, 2006 UNLESS THE OFFER IS EXTENDED

To:	On Track Innovations Ltd. Z.H.R. Industrial Zone P.O. Box 32 Rosh Pina, Israel 12000 Tel. No.: (011) 972-4-686-8000

DESCRIPTION OF OPTIONS TO BE EXERCISED AND
NAME(S) AND ADDRESS(ES) OF HOLDER(S)

(Please Specify Options Exercised)

(Attach Signed Additional List if Necessary)

Grant Date	Exercise Price	Number of Options Exercised	Number of Shares Underlying Exercised Options		Number of Shares to be Received Under the Alternative Option Exercise Mechanism (to be Completed by Company)
			Number of Vested Options	Number of Unvested Option

PLEASE READ THE ENTIRE LETTER OF TRANSMITTAL,
INCLUDING THE ACCOMPANYING INSTRUCTIONS, CAREFULLY

Ladies and Gentlemen:

The undersigned hereby exercises Options to purchase Ordinary Shares of On Track Innovations Ltd., an Israeli company (the “Company”), as described above, pursuant to the Alternative Option Exercise Mechanism in accordance with the Company’s Offer, dated April 11, 2006, receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together constitute the “Offer”). All terms used in this Letter of Transmittal, but not defined have the meaning given them in the Offer.

In compliance with Rule 13e-4 under the Securities and Exchange Act of 1934, as amended (the “34 Act”), the Board of Directors of On Track Innovations Ltd. (the “Company”), is making an offer (the “Offer”) to each of the Company’s and the Company’s subsidiaries’ employees, and the Company’s directors and office holders (the term “office holder” includes a director, the chief executive officer, the chief business manager, a vice president and any officer that reports directly to the chief executive officer, but for purposes of the Offer excludes “External Directors,” as such term is defined in the Israeli Companies Law of 1999) (each a “Holder”) who hold outstanding options to purchase an aggregate of 4,485,017 ordinary shares nominal value NIS 0.1 per share, of the Company (“Ordinary Shares”) (the “Options”), which were issued by the Company pursuant to the terms of the Company’s 2001 Share Option Plan or the Company’s 1995 Share Option Plan, which was superseded by the 2001 Share Option Plan, as amended (collectively, the “Share Option Plan”), as of April 11, 2006 (the “Offer Date”), to exercise all of his or her outstanding Options into such number of Ordinary Shares (each a “Share” and together, the “Shares”) based on the Black-Scholes pricing model according to the following principles (the “Alternative Option Exercise Mechanism”):

—	Each Option tendered shall be exercised without a cash payment into such number of Shares, the number of which is equal to a fraction, the numerator of which is the economic value of the Option on March 21, 2006, the date the Offer was approved by the Company’s shareholders, (based on the Black-Scholes model) and the denominator is the closing market price of the Shares on NASDAQ on such date.

The Company will use the Black-Scholes valuation model, which is intended for use in estimating the fair value of options, to determine the value of the Options. Option valuation models, such as Black-Scholes, require the input of subjective assumptions, including the expected stock price volatility and the expected life of the options before exercise, which greatly effect the calculated fair value. The Company has engaged an economic consulting firm to determine the value of the Options pursuant to the Black-Scholes model.

For example, if an employee holds options, the Black-Scholes value of which is $3,008, and the closing price per share on NASDAQ on March 21, 2006 was $15.04, the Holder, upon tender of such options under the terms of the Offer, would receive 200 Shares ($3,008 divided by $15.04).

Please note the foregoing is only an illustrative example. For details regarding the specific number of Shares a Holder would receive, Holders should contact the Company directly as provided in the Offer Letter.

—	Each Holder who holds Options that are vested in accordance with the original terms of the applicable outstanding Option agreement between the Company and the Holder (“Vested Options”), as of the Offer Date, may, pursuant to the Alternative Option Exercise Mechanism, in accordance with the Offer, exercise Vested Options into Shares (“Vested Option Shares”), provided, however, that such Holder will be required to enter into a thirty-three (33) month lock-up arrangement (the “Vested Option Lock Up Agreement”) with respect to 82.5% of the Vested Option Shares with 7.5% of the Vested Option Shares to be released from the lock-up at the end of each calendar quarter commencing with the first quarter ending after the Offer Date.

—	Each Holder who holds Options that are not vested in accordance with the original terms of the applicable Option agreement between the Company and the Holder (“Non-Vested Options”), as of the Offer Date, may, pursuant to the Alternative Option Exercise Mechanism, in accordance with the Offer, exercise Non-Vested Options into Shares (“Non-Vested Option Shares”); provided, however, that such Holder will be required to enter into a lock-up arrangement (the “Non-Vested Option Lock-Up Agreement”) wherein the Non-Vested Option Shares shall be restricted or locked-up in accordance with the vesting period, as provided for in the original terms of the Option agreement, provided, however, that if the vesting of the Non-Vested Options is subject to the Holder’s continued employment or relationship with the Company or the general terms of the Non-Vested Options expire as a result of termination of the Holder’s employment for cause, or due to the Holder’s death or disability (“Non-Vested Option Termination Provisions”), such Non-Vested Option Termination Provisions shall not apply to the Non-Vested Option Shares issued pursuant to the Offer.

—	Each Holder will be required to sign an irrevocable proxy (the “Irrevocable Proxy”) pursuant to which the voting rights associated with the Shares shall be granted to the Company’s Chairman on behalf of the Board of Directors, or to whom the Company’s Board of Directors will instruct, until the sale or transfer of the Shares to an unaffiliated third party.

—	Each Holder shall have a period of 20 business days from the Offer Date to accept the Offer to exercise all, and not less than all, of his or her outstanding Options (whether Vested Options or Non-Vested Options) pursuant to the Alternative Option Exercise Mechanism. The Offer shall terminate on May 9, 2006 at 12:00 p.m., Israeli time. In the event the Holder does not accept the Offer to exercise Options pursuant to the Alternative Option Exercise Mechanism, the original terms of the Option agreement and the Share Option Plan shall resume and continue to apply.

Subject to and effective upon acceptance of the Options exercised hereby in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the undersigned hereby exercises all of his or her Options pursuant to the Alternative Option Exercise Mechanism.

The undersigned understands that if he or she validly exercised their Options, and their Options are accepted, the undersigned will receive Ordinary Shares of the Company in accordance with the Alternative Option Exercise Mechanism.

The undersigned understands that he or she is required to execute the Vested Option Lock-Up Agreement, the Non-Vested Option Lock-Up Agreement, or both, which are attached hereto. YOU MUST RETURN AN EXECUTED VESTED OPTION LOCK-UP AGREEMENT, AN EXECUTED NON-VESTED OPTION LOCK-UP AGREEMENT, OR BOTH (DEPENDING ON WHETHER YOU HOLD VESTED OPTIONS, NON-VESTED OPTIONS OR BOTH), WITH THIS LETTER OF TRANSMITTAL TO VALIDLY ACCEPT THE OFFER.

The undersigned understands that he or she is required to execute the Irrevocable Proxy attached hereto pursuant to which the voting rights associated with the Shares issued shall be granted to the Company’s Chairman on behalf of the Board of Directors, or to whom the Company’s Board of Directors will instruct, until the transfer or sale of the Shares to an unaffiliated third party. YOU MUST RETURN AN EXECUTED IRREVOCABLE PROXY WITH THIS LETTER OF TRANSMITTAL TO VALIDLY ACCEPT THE OFFER.

The undersigned acknowledges that the Company has advised him or her to consult with his or her own advisors as to the consequences of participating or not participating in the Offer.

The undersigned understands that if a he or she exercises all of their Options under the Offer and his or her employment or relationship with the Company terminates for any reason, or if he or she receives or submits a notice of termination, before the Offer expires, he or she will no longer be eligible to participate in the Offer, and the Company will not accept Options exercised by him or her.

The undersigned understands that in accordance with Section 12 of the Offer, the Company may terminate, modify or amend the Offer and postpone its acceptance of any Options and the issuance of Ordinary Shares pursuant to the Alternative Option Exercise Mechanism. In any such event, the undersigned understands that the Options exercised, but not accepted, will remain in effect with their current terms and conditions.

The undersigned understands that he or she must exercise all, and not less than all, of their Options (whether vested or unvested) in order to participate in the Offer.

The undersigned understands that the exercising of their Options is entirely voluntary, and the undersigned is aware that he or she may rescind any Options exercised at any time until the Offer expires as described in the Offer. The undersigned understands that the decision to exercise their Options will be irrevocable after May 9, 2006 at 12:00 p.m., Israeli time.

The undersigned hereby represents and warrants to the Company that:

(a)     the undersigned has received the Offer documents;

(b)     the undersigned has full power and authority to exercise the Options;

(c)     on request, the undersigned will execute and deliver any additional documents the Company deems necessary or desirable to complete the exercise of the Options;

(d)     the undersigned understands that exercising the Options in accordance with the term of the Offer and with the instructions hereto will constitute the undersigned’s acceptance of the terms and conditions of the Offer; and

(e)     the undersigned has read and agrees to all of the terms of the Offer.

All authorities conferred or agreed to be conferred in this Letter of Transmittal shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy, and legal representatives of the undersigned. Except as stated in the Offer, the exercise of the Options irrevocable.

The name(s) and address(es) of the Option Holder(s) should be printed below, exactly as they appear on the Option agreement exercised hereby. The grant number, the grant date, the exercise price, the number of Options exercised, whether the Options are vested, non-vested or both, and the number of Ordinary Shares currently underlying the Options should be set forth in the appropriate boxes above.

PLEASE SIGN HERE

(TO BE COMPLETED BY ALL OPTION HOLDER(S))

_______________________________________________________________________
(Signature of Holder(s))

Dated: ______________________, 2006

Name(s)_____________________________________________________ (please print)

Address(es)__________________________________________________

Telephone number: ___________________________________________

(Must be signed by the Holder(s) exactly as name(s) appear(s) on the Option grant or agreement or by person(s) authorized to act on behalf of the Holder(s) by certificate(s) and documents transmitted with his Letter of Transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 3.)

YOU MUST SUBMIT THE FOLLOWING WITH THIS LETTER OF TRANSMITTAL TO VALIDLY ACCEPT THE OFFER:

A.	LOCK-UP AGREEMENT (form enclosed)

B.	IRREVOCABLE PROXY (form enclosed)

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.     DELIVERY OF LETTER OF TRANSMITTAL

PROCEDURES. This Letter of Transmittal is to be used to notify the Company of the Holder’s acceptance of the Offer to exercise Options pursuant to the Alternative Option Exercise Mechanism. To validly exercise all outstanding Options pursuant to the Offer, Holders must properly complete and duly execute a Letter of Transmittal or a photocopy thereof in accordance with the instructions in the Letter of Transmittal as well as execute a Vested Option Lock-Up Agreement and execute a Non-Vested Option Lock-Up Agreement, to the extent applicable, and execute an Irrevocable Proxy, mail or deliver them, and any other required documents, to the Company along with the Letter of Transmittal so that they are received by the Company at its address set forth below prior to the Expiration Date (as defined in the Offer).

THE METHOD OF DELIVERY OF ALL DOCUMENTS, IS AT THE OPTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

The Company will not accept any alternative, conditional or contingent exercise of the Options, except as expressly provided in the Offer. Holders exercising Options, by execution of this Letter of Transmittal (or a photocopy of it), waive any right to receive any notice of the acceptance.

2.     INADEQUATE SPACE. If the space provided in the boxes provided for above is inadequate, the required information should be listed on a separate signed schedule and attached to this Letter of Transmittal.

3.     SIGNATURES ON LETTER OF TRANSMITTAL.

(a)	If this Letter of Transmittal is signed by the Holder of the Options exercised hereby, the signature(s) must correspond exactly with the name(s) provided in the Option grant or agreement.

(b)	If the Options are held by two or more persons or Holders, all such persons or Holders must sign this Letter of Transmittal.

(c)	If any Options exercised are registered in different names in more than one Option grant or agreement, it will be necessary to complete, sign and submit as many separate Letters of Transmittal (or photocopies of it) as there are different Option grants or agreements.

(d)	If this Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Company of the authority so to act. If the Option has been granted in the fiduciary or representative capacity, no additional documentation will be required.

4.     IRREGULARITIES. All questions as to the number of Options exercised and accepted by the Company, the validity, form, eligibility (including time of receipt) and acceptance for exercise of any Options will be determined by the Company in its sole discretion, which determinations shall be final and binding on all parties. The Company reserves the absolute right to reject any or all Options exercised it determines not to be in proper form or to reject those Options, which when exercised may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Options, and the Company’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No Options will be deemed to be properly exercised until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with Options exercised must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in the way in which the Options have been exercised and none of them will incur any liability for failure to give any such notice.

5.     QUESTIONS AND REQUESTS FOR ASSISTANCE AND ADDITIONAL COPIES. Please direct any questions or requests for assistance, or for additional copies of the Offer and this Letter of Transmittal, or other materials, in writing, to:

Mr. Guy Shafran
On Track Innovations Ltd.
Z.H.R. Industrial Zone
P.O. Box 32
Rosh Pina, Israel 12000
Facsimile No.: (011) 972-4-693-8887

IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A PHOTOCOPY THEREOF) AND ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE COMPANY ON OR PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER).